EXHIBIT 23 (h)(3)(b)

SUB-TRANSFER AGENT AND SHAREHOLDER SERVICES AGREEMENT

THIS AGREEMENT is made as of this 13th day of January, 2014, by and between LEE FINANCIAL RECORDKEEPING, INC. (“Lee Financial”), a Hawaii corporation having its principal place of business at 3113 Olu Street, Honolulu, Hawaii, 96816, and ULTIMUS FUND SOLUTIONS, LLC (“Ultimus”), a limited liability company organized under the laws of the State of Ohio and having its principal place of business at 225 Pictoria Drive, Suite 450, Cincinnati, Ohio 45246.

WHEREAS, Lee Financial serves as transfer agent for First Pacific Mutual Fund, Inc. (the Fund”), a Maryland corporation, pursuant to an Amended and Restated Transfer Agent and Dividend Disbursing Agent Agreement dated January 10, 2014;

WHEREAS, Lee Financial desires that Ultimus perform certain transfer agent and shareholder services on its behalf for the benefit of each series of the Fund listed on Schedule A, attached hereto, and made part of this Agreement, as such Schedule A may be amended from time to time (individually referred to herein as the “Portfolio” and collectively as the “Portfolios”); and

WHEREAS, Ultimus is willing to perform such services on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1.	RETENTION OF ULTIMUS.

Lee Financial hereby retains Ultimus to furnish the Portfolios with the transfer agent and shareholder services as set forth below.  Ultimus hereby accepts such employment to perform such duties.

(a)	Shareholder Transactions

(i)	Process shareholder purchase and redemption orders in accordance with conditions set forth in the Portfolio’s prospectus(es);

(ii)	Set up account information, including address, dividend option, taxpayer identification numbers and wire instructions;

(iii)	Issue confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended (the “1934 Act”);

(iv)	Issue periodic statements for shareholders;

(v)	Process transfers and exchanges;

(vi)	Act as a service agent and process dividend payments, including the purchase of new shares, through dividend reimbursement;

(vii)
Record the issuance of shares and maintain pursuant to Rule 17Ad-10(e) of the Securities Exchange Act of 1934 Act (the “1934 Act”) a record of the total number of shares of each Portfolio which are authorized, based upon data provided to it by the Portfolio, and issued and outstanding;

(viii)	Perform such services as are required to comply with Rules 17a-24 and 17Ad-17 of the 1934 Act (the “Lost Shareholder Rules”); and

(ix)	Provide cost basis reporting for shareholders.

(b)	Shareholder Information Services

(i)	Make information available to Lee Financial regarding trade date, share price, current holdings, yields, and dividend information.

(ii)	Produce detailed history of transactions through duplicate or special order statements upon request.

(iii)	Provide Lee Financial with access to shareholder account information so it can distribute copies of financial reports, prospectuses, proxy statements or marketing material to current shareholders.

(iv)	Assist Lee Financial in responding as appropriate to all inquiries and communications from shareholders relating to shareholder accounts.

(c)	Compliance Reporting

(i)	Provide reports to the Securities and Exchange Commission (the “SEC”) and the states in which the Portfolios are registered.

(ii)	Prepare and distribute appropriate Internal Revenue Service forms for shareholder income and capital gains.

(iii)	Issue tax withholding reports to the Internal Revenue Service.

(iv)	Provide reporting to help detect and monitor market timing in compliance with Rule 22c-2.

(d)	Dealer/Load Processing (if applicable)

(i)	Provide reports for tracking rights of accumulation and purchases made under a Letter of Intent.

(ii)	Account for separation of shareholder investments from transaction sale charges for purchase of Portfolio shares.

(iii)	Calculate fees due under Rule 12b-1 plans for distribution and marketing expenses.

(iv)	Track sales and commission statistics by dealer and provide for payment of commissions on direct shareholder purchases in a load Portfolio.

(e)	Shareholder Account Maintenance

(i)	Maintain all shareholder records for each Portfolio.

(ii)	Issue customer statements on scheduled cycle, providing duplicate second and third party copies if required.

(iii)	Record shareholder account information changes.

(iv)	Maintain account documentation files for each shareholder.

Ultimus shall perform such other services for the Lee Financial that are mutually agreed upon by the parties from time to time either at no additional fees or for such reasonable and customary fees as are mutually agreed upon by the parties; provided, however that Lee Financial may retain third parties to perform such other services.  Such services may include performing internal audit examination; mailing the annual reports of the Portfolios; preparing an annual list of shareholders; and mailing notices of shareholders’ meetings, proxies and proxy statements, for all of which Lee Financial will pay Ultimus’ out-of-pocket expenses.

In the performance of the services set forth above, Ultimus agrees (a) to implement and operate the Fund’s Anti-Money Laundering Policy and Customer Identification Program and apply Ultimus’ anti-money laundering and customer identification program to its transfer agent and shareholder services activities on the Portfolios’ behalf; (b) to adopt and perform the requirements of the Fund’s Identify Theft Prevention Program in an effort to mitigate the risk of identity theft that may arise in the performance of Ultimus’ services herein; and (c) implement and maintain appropriate security measures consistent with Regulation S-P (17 CFR 248.1-248.30) and 201 CMR 17.00 to protect the Fund’s records containing personal information.

2.	SUBCONTRACTING.

Ultimus may, at its expense, subcontract with any entity or person concerning the provision of the services contemplated hereunder; provided, however, that Ultimus shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that Ultimus shall be responsible, to the extent provided in Section 7 hereof, for all acts of such subcontractor as if such acts were its own.

3.	COMPENSATION OF ULTIMUS.

Lee Financial shall pay for the services to be provided by Ultimus under this Agreement in accordance with, and in the manner set forth in, Schedule B attached hereto, as such Schedule may be amended from time to time.

If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, Ultimus’ compensation for that part of the month in which the Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above.  Payment of Ultimus’ compensation for the preceding month shall be made promptly.

4.	REIMBURSEMENT OF EXPENSES.

In addition to paying Ultimus the fees described in Schedule B attached hereto, Lee Financial, agrees to reimburse Ultimus for its reasonable out-of-pocket expenses in providing services hereunder, including without limitation the following:

(a)	All freight and other delivery and bonding charges incurred by Ultimus in delivering materials to Lee Financial;

(b)
All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by Ultimus in communication with Lee Financial, the Portfolio's investment adviser(s) or custodian, dealers or others as required for Ultimus to perform the services to be provided hereunder;

(c)	The cost of microfilm, microfiche or other methods of storing records or other materials;

(d)	The cost of printing and generating confirmations, statements and other documents and the cost of mailing such documents to shareholders and others;

(e)
All expenses incurred in connection with any licenses of software, subscriptions to databases, custom programming or systems modifications required to provide any special reports or services requested by Lee Financial;

(f)	Any expenses Ultimus shall incur at the direction of an officer of Lee Financial;

(g)	A reasonable allocation of the costs associated with the preparation of Service Organization Control 1 Reports (“SOC 1 Reports”); and

(h)	Any additional expenses reasonably incurred by Ultimus in the performance of its duties and obligations under this Agreement.

5.	EFFECTIVE DATE.

This Agreement shall become effective with respect to a Portfolio as of the date first written above (or, if a particular Portfolio is not in existence on that date, on the date such Portfolio commences operation) (the “Effective Date”).

6.	TERM OF THIS AGREEMENT.

The term of this Agreement shall continue in effect, unless earlier terminated by either party hereto as provided hereunder, for a period of two years.  Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one-year periods.

This Agreement may be terminated with respect to any Portfolio without penalty for “cause” (as defined herein) upon the provision of thirty (30) days’ advance written notice by the party alleging cause.  After the initial two-year term, this Agreement may also be terminated with respect to any Portfolio without penalty by provision of sixty (60) days’ written notice.

For purposes of this Agreement, “cause” shall mean: (i) a material breach of this Agreement that has not been remedied within thirty (30) days following written notice of such breach from the non-breaching party, (ii) a series of negligent acts or omissions or breaches of this Agreement which, in the aggregate, constitute in the reasonable judgment of Lee Financial, a serious failure to perform satisfactorily Ultimus’ obligations hereunder; (iii) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (iv) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or the modification or alteration of the rights of creditors.

Notwithstanding the foregoing, after such termination for so long as Ultimus, with the written consent of Lee Financial, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect.  Compensation due Ultimus and unpaid by Lee Financial upon such termination shall be immediately due and payable upon and notwithstanding such termination.  Following any such termination, Ultimus agrees to cooperate with any reasonable request of Lee Financial to effect a prompt transition to a new service provider selected by Lee Financial.  Ultimus shall be entitled to collect from Lee Financial, in addition to the compensation described in Schedule B, the amount of all of Ultimus’ cash disbursements for services in connection with Ultimus’ activities in effecting such termination, including without limitation, the delivery to Lee Financial and/or its designees of a Portfolio’s property, records, instruments and documents.

7.	STANDARD OF CARE.

The duties of Ultimus shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against Ultimus hereunder. Ultimus shall use its best efforts in the performance of its duties hereunder and act in good faith in performing the services provided for under this Agreement. Ultimus shall be liable for any damages arising directly or indirectly out of Ultimus’ failure to perform its duties under this Agreement to the extent such damages arise directly or indirectly out of Ultimus’ willful misfeasance, bad faith, gross negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder. (As used in this Section 7, the term “Ultimus” shall include directors, officers, employees and other agents of Ultimus as well as Ultimus itself.)

Without limiting the generality of the foregoing or any other provision of this Agreement, (i) Ultimus shall not be liable for losses beyond its reasonable control, provided that Ultimus has acted in accordance with the standard of care set forth above; and (ii) Ultimus shall not be liable for the validity or invalidity or authority or lack thereof of any instruction, notice or other instrument that Ultimus reasonably believes to be genuine and to have been signed or presented by a duly authorized representative of Lee Financial or any Portfolio (other than an employee or other affiliated persons of Ultimus who may otherwise be named as an authorized representative of the Portfolio for certain purposes).

Ultimus may apply to Lee Financial at any time for instructions and may consult with counsel for  a Portfolio, counsel for a Portfolio’s independent Directors, or its own counsel and with accountants and other experts with respect to any matter arising in connection with Ultimus' duties hereunder, and Ultimus shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the reasonable opinion of such counsel, accountants or other experts qualified to render such opinion.

8.	INDEMNIFICATION OF FUND.

Ultimus agrees to indemnify and hold harmless Lee Financial, its directors, officers, employees and other agents of Lee Financial, from and against any and all actions, suits, claims, losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) (collectively, “Losses”) arising directly or indirectly out of Ultimus’ failure to exercise the standard of care set forth with respect to its services under this Agreement; provided, however that Ultimus shall have no obligation to indemnify or reimburse Lee Financial or any Portfolio under this Section 8 to the extent that Lee Financial or any Portfolio and is entitled to reimbursement or indemnification for such Losses under any liability insurance policy described in this Agreement or otherwise.

Lee Financial or a Portfolio shall not be indemnified against or held harmless from any Losses arising directly or indirectly out of Lee Financial’s or a Portfolio’s own willful misfeasance, bad faith or negligence.  The provisions of this paragraph 8 shall survive termination of this Agreement.

9.	INDEMNIFICATION OF ULTIMUS.

Lee Financial agrees to indemnify and hold harmless Ultimus from and against any and all Losses arising directly or indirectly out of any action or omission to act which Ultimus takes (i) at any request or on the direction of or in reliance on the reasonable advice of Lee Financial, (ii) upon any instruction, notice or other instrument that Ultimus reasonably believes to be genuine and to have been signed or presented by a duly authorized representative of Lee Financial or (iii) on its own initiative, in good faith and in accordance with the standard of care set forth herein, in connection with the performance of its duties or obligations hereunder; provided, however that Lee Financial shall have no obligation to indemnify or reimburse Ultimus under this Section 9 to the extent that Ultimus is entitled to reimbursement or indemnification for such Losses under any liability insurance policy described in this Agreement or otherwise.

Ultimus shall not be indemnified against or held harmless from any Losses arising directly or indirectly out of Ultimus’ own willful misfeasance, bad faith, negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder.  (As used in this Section 9, the term “Ultimus” shall include directors, officers, employees and other agents of Ultimus as well as Ultimus itself.)  The provisions of this paragraph 9 shall survive termination of this Agreement.

10.	RECORD RETENTION AND CONFIDENTIALITY.

Ultimus shall keep and maintain on behalf of Lee Financial all books and records which Lee Financial and Ultimus is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the 1940 Act, Rules 17Ad-6 and 17Ad-7 under the Securities Exchange Act of 1934, as amended and 31 CFR 103.33 relating to the maintenance of books and records in connection with the services to be provided hereunder.  Ultimus further agrees that all such books and records shall be the property of Lee Financial, and agrees to surrender the records of Lee Financial upon request, and to make such books and records available for inspection by Lee Financial or by the SEC at reasonable times and otherwise to keep confidential all books and records and other information relative to a Portfolio and its shareholders; except when requested to divulge such information by duly-constituted authorities or court process.  If Ultimus is requested or required to disclose any confidential information supplied to it by Lee Financial, Ultimus shall, unless prohibited by law, promptly notify Lee Financial of such request(s) so that Lee Financial may seek an appropriate protective order.

Nonpublic personal shareholder information shall remain the sole property of Lee Financial.  Such information shall not be disclosed or used for any purpose except in connection with the performance of the duties and responsibilities described herein or as required or permitted by law.  The provisions of this Section shall survive the termination of this Agreement.  The parties agree to comply with any and all regulations promulgated by the SEC or other applicable laws regarding the confidentiality of shareholder information.

11.	FORCE MAJEURE.

Ultimus assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control, including acts of civil or military authority, national emergencies, fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

12.	RIGHTS OF OWNERSHIP; RETURN OF RECORDS.

All records and other data except computer programs and procedures developed to perform services required to be provided by Ultimus are the exclusive property of Lee Financial and all such records and data will be furnished to Lee Financial in appropriate form as soon as practicable after termination of this Agreement for any reason.  Ultimus may at its option at any time, and shall promptly upon Lee Financial's demand, turn over to Lee Financial and cease to retain Ultimus’ files, records and documents created and maintained by Ultimus pursuant to this Agreement which are no longer needed by Ultimus in the performance of its services or for its legal protection.  If not so turned over to Lee Financial, such documents and records will be (1) copied and made available to Lee Financial by Ultimus as soon as reasonably practical, and (2) retained by Ultimus for six years from the year of creation.  At the end of such six-year period, such records and documents will be turned over to Lee Financial unless Lee Financial authorizes in writing the destruction of such records and documents and any such destruction shall comply with the provisions of Section 248.30 of Regulation S-P (17 CFR 248.1-248.30).

13.	REPRESENTATIONS OF LEE FINANCIAL.

Lee Financial certifies to Ultimus that:  (1) as of the close of business on the Effective Date, each Portfolio that is in existence as of the Effective Date has authorized 40,000,000 shares for the Hawaii Municipal Fund and 20,000,000 shares for the First Pacific Low Volatility Fund,(2) this Agreement has been duly authorized by Lee Financial and, when executed and delivered by Lee Financial, will constitute a legal, valid and binding obligation of Lee Financial, enforceable against Lee Financial in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; (3) it is duly registered with the appropriate regulatory agency as a transfer agent and such registration will remain in full force and effect for the duration of this Agreement; and (4) it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

14.	REPRESENTATIONS OF ULTIMUS.

Ultimus represents and warrants that:  (1) it will maintain a disaster recovery plan and procedures including provisions for emergency use of electronic data processing equipment, which is reasonable in light of the services to be provided, and it will, at no additional expense to the Fund, take reasonable steps to minimize service interruptions (Ultimus shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided it maintains such plans and procedures); (2) this Agreement has been duly authorized by Ultimus and, when executed and delivered by Ultimus, will constitute a legal, valid and binding obligation of Ultimus, enforceable against Ultimus in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; (3) it is duly registered with the appropriate regulatory agency as a transfer agent and such registration will remain in full force and effect for the duration of this Agreement; (4) it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement; (5) its anti-money laundering program complies with Section 5318(h) of the Bank Secrecy Act  and any other rules or regulations adopted by Ultimus’ regulator relating to money laundering and customer identification which are applicable to its activities; and (6) it maintains appropriate security measures consistent with Regulation S-P (17 CFR 248.1-248.30) and 201 CMR 17.00 to protect the Fund’s records containing personal information.

15.	INSURANCE.

Ultimus agrees to maintain throughout the term of this Agreement professional liability insurance coverage of the type and amount reasonably customary for the services provided hereunder.  Upon request, Ultimus shall furnish Lee Financial with pertinent information concerning the professional liability insurance coverage that it maintains.  Such information shall include the identity of the insurance carrier(s), coverage levels and deductible amounts.  Ultimus shall notify the Lee Financial should any of its insurance coverage be canceled or reduced.  Such notification shall include the date of change and the reasons therefor. Ultimus shall notify Lee Financial of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Lee Financial from time to time as may be appropriate of the total outstanding claims made by Ultimus under its insurance coverage.

16.	INFORMATION TO BE FURNISHED BY LEE FINANCIAL.

Lee Financial has furnished to Ultimus the following:

(a)	A list of all the officers and employees of Lee Financial, together with specimen signatures who are authorized to instruct Ultimus in all matters.

(b)	Copies of the Prospectus and Statement of Additional Information for each Portfolio.

17.	AMENDMENTS TO AGREEMENT.

This Agreement or any term thereof, may be changed or waived only by written amendment signed by the party against whom enforcement of such change or waiver is sought.

For special cases, the parties hereto may amend such procedures set forth herein as may be appropriate or practical under the circumstances, and Ultimus may conclusively assume that any special procedure which has been provided by Lee Financial does not conflict with or violate any requirements of a Portfolio’s Articles of Incorporation or then current prospectuses, or any rule, regulation or requirement of any regulatory body.

18.	COMPLIANCE WITH LAW.

Except for the obligations of Ultimus otherwise set forth herein, Lee Financial assumes full responsibility for the preparation, contents and distribution of each prospectus of a Portfolio as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the 1940 Act and any other laws, rules and regulations of governmental authorities having jurisdiction.  Lee Financial represents and warrants that no shares of a Portfolio will be offered to the public until the Portfolio’s registration statement under the Securities Act and the 1940 Act has been declared or becomes effective.

19.	NOTICES.

Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice, at the following address: if to Lee Financial at 3113 Olu Street, Honolulu, Hawaii 96816, Attn: Terrence Lee; and if to Ultimus, at 225 Pictoria Drive, Suite 450, Cincinnati, Ohio 45246, Attn: Robert G. Dorsey; or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

20.	ASSIGNMENT.

This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party, and that Ultimus may, to the extent permitted by law, in its sole discretion and upon prior notice to Lee Financial, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary, or to the purchaser of substantially all of its business.  This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

21.	GOVERNING LAW.

This Agreement shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act.  To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

22.	MULTIPLE ORIGINALS.

This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

LEE FINANCIAL RECORDKEEPING, INC

By:	/s/ Terrence K.H. Lee
Its:	President

ULTIMUS FUND SOLUTIONS, LLC

By:	/s/ Robert G. Dorsey
Its:	President

SCHEDULE A

TO THE SUB-TRANSFER AGENT AND SHAREHOLDER SERVICES AGREEMENT BETWEEN
LEE FINANCIAL RECORDKEEPING, INC
AND
ULTIMUS FUND SOLUTIONS, LLC

FUND PORTFOLIOS

Hawaii Municipal Fund
First Pacific Low Volatility Fund

SCHEDULE B

TO THE SUB-TRANSFER AGENT AND SHAREHOLDER SERVICES AGREEMENT BETWEEN
LEE FINANCIAL RECORDKEEPING, INC
AND
ULTIMUS FUND SOLUTIONS, LLC

FEES AND EXPENSES

FEES:

Ultimus shall be entitled to receive a fee from Lee Financial on the first business day following the end of each month, or at such time(s) as Ultimus shall request and the parties hereto shall agree, a fee computed with respect to each Portfolio as follows:

Annual fee per shareholder account:	$15.00 per open account
Minimum fee per year	$18,000 per Portfolio/share class

For a Portfolio or Share Class with less than 25 shareholders, the monthly fee shall be reduced to $1,000 ($12,000 annual fee).  For a Portfolio or Share Class with less than 100 shareholders but 25 or more shareholders, the monthly fee shall be reduced to $1,250 ($15,000 annual fee).

OPTIONAL WEB ACCESS:

For Web Inquiry access, Ultimus charges each Portfolio an annual fee of $3,600 and a one-time set up fee of $2,500 for this service.

OUT-OF-POCKET EXPENSES:

In addition to the above fees and the reimbursable expenses set forth in Section 4 of this Agreement, Lee Financial will reimburse Ultimus or pay directly certain out-of-pocket expenses incurred on a Portfolio’s behalf, including but not limited to,  Internet access fees, bank service charges, portfolio specific Fund/Serv and Networking costs, and other industry standard transfer agent expenses.